                                                 FREE WRITING PROSPECTUS
                                                 Filed Pursuant to Rule 433
                                                 Registraion No. 333-140436-13



                               MBS NEW TRANSACTION

                             FREE WRITING PROSPECTUS

                          $[289,188,000] (APPROXIMATE)

                   MERRILL LYNCH ALTERNATIVE NOTE ASSET TRUST,
                           SERIES 2007-AF1 (STACK II)
                       MORTGAGE PASS-THROUGH CERTIFICATES
                   ADJUSTABLE RATE RESIDENTIAL MORTGAGE LOANS

                      MERRILL LYNCH MORTGAGE LENDING, INC.
                                 SELLER/SPONSOR

                             WELLS FARGO BANK, N.A.
                  MASTER SERVICER AND SECURITIES ADMINISTRATOR

                       COUNTRYWIDE HOME LOANS SERVICING LP
                                    SERVICER

                                  MAY [9], 2007

                                IMPORTANT NOTICES

The depositor has filed a registration statement (including a prospectus) with the SEC (File no. 333-140436) for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.

This Free Writing Prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this Free Writing Prospectus is preliminary and is subject to completion or change.

The information in this Free Writing Prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any inconsistent information contained in any prior similar free writing prospectus relating to these securities.

Numerous assumptions were used in preparing the Free Writing Prospectus which may or may not be stated therein. The Free Writing Prospectus should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

Any yields or weighted average lives shown in the Free Writing Prospectus are based on prepayment assumptions and actual prepayment experience may dramatically affect such yields or weighted average lives. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates assumed in the Free Writing Prospectus. Furthermore, unless otherwise provided, the Free Writing Prospectus assumes no losses on the underlying assets and no interest shortfall. The specific characteristics of the securities may differ from those shown in the Free Writing Prospectus due to differences between the actual underlying assets and the hypothetical assets used in preparing the Free Writing Prospectus.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities discussed in this Free Writing Prospectus in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Please be advised that asset-backed securities may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayments, yield curve and interest rate risk. Investors should fully consider the risk of an investment in these securities.

PENALTY MONTHS

                       AGGREGATE       % OF AGGREGATE                 NON-ZERO        AVERAGE      WEIGHTED
         NUMBER OF     PRINCIPAL     PRINCIPAL BALANCE   WEIGHTED     WEIGHTED       PRINCIPAL      AVERAGE     PERCENT      PERCENT
PENALTY   MORTGAGE      BALANCE      OUTSTANDING AS OF    AVERAGE      AVERAGE        BALANCE      ORIGINAL       FULL      INTEREST
MONTHS     LOANS    OUTSTANDING ($)   THE CUT-OFF DATE  COUPON (%)  CREDIT SCORE  OUTSTANDING ($)   LTV (%)  DOCUMENTATION    ONLY
-------  ---------  ---------------  -----------------  ----------  ------------  ---------------  --------  -------------  --------
0           302      175,855,546.24        59.53           6.572         715          582,303        72.38        7.29        88.58
6             2        1,056,000.00         0.36           7.036         654          528,000        73.25       41.29          100
12           82       50,608,882.89        17.13           6.404         710          617,181        73.22        3.61        94.17
24           10        2,484,518.64         0.84           7.249         691          248,452        79.81           0           40
36           90       50,912,094.19        17.24            6.92         700          565,690         74.1        3.03         88.4
60           20       14,476,342.76          4.9           6.181         731          723,817        70.06        3.69        90.48
            ---      --------------        -----           -----         ---          -------        -----       -----        -----
TOTAL:      506      295,393,384.72          100           6.591         712          583,781        72.77        5.81        89.23
            ===      ==============        =====           =====         ===          =======        =====       =====        =====